Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 29, 2005, relating to the financial statements and financial statement schedule of New Jersey Resources Corporation (the “Company”) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2005.
/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
April 21, 2006